EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Michael M. Moran Chief of Capital Markets 877-884-5662 Media Contact: Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS THIRD QUARTER RESULTS

LANSING, Mich. and PHOENIX, Ariz.: November 10, 2011:  A net loss of $22.8 million, or ($0.55) per share, was reported for the third quarter of 2011, compared to a net loss of nearly $52.2 million, or ($2.45) per share, for the corresponding period in 2010.  The following key factors contributed to these significantly improved operating results.

➢	After removing the impact of bank divestitures:

•	The provision for loan losses decreased nearly 59 percent from the corresponding period of 2010.
•	Employee compensation and benefits expense decreased 16 percent from the third quarter of 2010.
•	Total operating expenses declined 30 percent year-over-year and nearly 20 percent when excluding costs associated with problem asset resolution.

➢
A relatively static net interest margin year-over-year, and linked-quarter, of approximately 3 percent for the third quarter despite the combined impact of bank divestitures, a turbulent economic environment and challenges in many of the markets where the Corporation’s banks operate.

Consolidated assets declined about 30 percent to approximately $2.5 billion at September 30, 2011 from the $3.5 billion reported at December 31, 2010, and 16 percent on a linked-quarter basis from the $2.9 billion reported for the second quarter of 2011, as a result of bank divestitures and on-going balance-sheet deleveraging strategies.  Eliminating the effect of bank divestitures, total portfolio loans decreased 15 percent to nearly $1.8 billion at September 30, 2011, from $2.1 billion reported for year-end 2010.  Despite this decline, a continued focus on higher levels of corporate-wide liquidity and early signs of some economic stability in certain markets has enabled the Corporation to prudently manage its earning-asset profile and maintain its net interest margin over recent quarters.  Deposits reflected an 11 percent decline to nearly $2.2 billion from approximately $2.4 billion reported at December 31, 2010, eliminating the effect of bank divestitures; however, the Corporation’s consistent focus on core funding sources resulted in an ongoing favorable improvement in deposit mix as noninterest-bearing deposits were in excess of 17 percent of total deposits at September 30, 2011, compared to approximately 16 percent at year-end 2010.

Capitol’s Chairman and CEO Joseph D. Reid said, “Enhancing balance-sheet strength, while at the same time managing risk and improving liquidity, continues to be the focus of our efforts as we address the challenges we face in multiple markets.  More than twenty divestitures over the last few years, combined with several regional consolidations, have allowed the Corporation to reallocate equity capital across our affiliate bank network to address the deterioration in capital that has occurred and to support its affiliates through this difficult economic time.  The levels of nonperforming assets remain elevated and the management of those assets requires significant attention and resources, but we are cautiously encouraged by developing positive trends in asset quality and core operating performance within different regions in which the Corporation has operations.”

“Net loan charge-offs, which also continue to be elevated, reflected another quarter of active management and resolution-oriented focus, declining to $26.2 million from nearly $36.9 million for the corresponding period of 2010, albeit elevated from the $17.5 million recorded linked-quarter,” added Mr. Reid.

“Divestiture activities have resulted in the sale of 21 institutions and one branch sale, eliminating more than $1.9 billion of assets.  Five additional transactions are pending, with assets approximating nearly $300 million.  Beyond the combined $2.2 billion of assets involved in these divestitures, ongoing discussions continue in both divestiture and capital reallocation activities to address the deterioration that has occurred in equity capital.  We expect to communicate additional developments as they arise, as all strategic alternatives and prospective sources of support are being actively and aggressively explored,” said Mr. Reid.

Quarterly Performance
In the third quarter of 2011, consolidated net operating revenues from continuing operations decreased to nearly $22.0 million from $24.1 million for the corresponding period of 2010.  The net interest margin decreased slightly to 2.97 percent for the three months ended September 30, 2011 from 3.01 percent for 2010’s comparable period and 2.99 percent on a linked-quarter basis.  Cash and cash equivalents were nearly $424 million, or 17 percent of consolidated total assets at September 30, 2011 (and up materially on a percentage basis from the 12 percent level recorded at year-end 2010, when eliminating the impact of bank divestitures).  The Corporation continues to focus on liquidity to manage its balance sheet in the face of continued economic and other constraints, despite the negative short-term effect on net interest income and other noninterest traditional fee revenue.  Other noninterest income totaled $4.9 million, compared to nearly $5.8 million in the comparable 2010 period.  Core noninterest revenue components, which consist primarily of trust and mortgage fees and SBA premiums, declined, partly attributable to Capitol’s divestiture activities, while service charges on deposit accounts remained relatively static in the quarter.

The Corporation continues to reduce operating expenses.  Total noninterest expenses decreased dramatically in the recent quarter to $30.5 million from $43.5 million for the three months ended September 30, 2010, after eliminating the impact of bank divestitures.  Costs associated with foreclosed properties and other real estate owned decreased to approximately $7.0 million in the third quarter of 2011, as the Corporation continues to work through problem asset resolution, compared to nearly $14.2 million in the corresponding 2010 period.  FDIC insurance premiums and other regulatory fees decreased from nearly $3.1 million in 2010’s third quarter to $2.1 million in the most recent three-month period.  Combined, these two expense areas totaled $9.1 million in the most recent quarter, a decrease from the combined $17.3 million level during the corresponding period of 2010.  Further, on a core, controllable-expense basis, year-over-year compensation costs declined approximately 16 percent, from $14.8 million in the 2010 period to $12.4 million in 2011’s third quarter.

The third quarter 2011 provision for loan losses decreased dramatically to approximately $17.5 million from nearly $42.3 million for the corresponding period of 2010, but increased from the approximate $6.3 million on a linked-quarter basis, after the impact of bank divestitures.  During the third quarter of 2011, net loan charge-offs totaled $26.2 million, a significant decrease from 2010’s corresponding level of approximately $36.9 million, but up from the linked-quarter level of $17.5 million, as the Corporation continues to aggressively manage its exposure to nonperforming loans.

Adverse bank performance primarily in the Arizona, Michigan and Nevada markets, and the continued higher than historical level of costs associated with problem asset resolution system-wide, were major reasons for the core operating net loss in the three-month period.  However, Capitol is encouraged that aggregate levels of nonperforming loans reflected notable declines in the third quarter when compared to year-end as follows: Arizona (down 6.78 percent), Michigan (down 20.5 percent) and Nevada (down 14.0 percent).

Nine-Month Performance
Net operating revenues approximated $84.8 million for the nine months ended September 30, 2011, compared to $71.8 million for the year-ago period, an increase fueled almost exclusively by the nearly $17 million gain on an exchange of trust preferred securities recorded in the first quarter of 2011.  Excluding this significant component, and other more modest gain-on-sale activities in the periods, core operating revenue consisting of net interest income and traditional fee revenues was generally consistent with the year-ago period, but reflective of a shrinking balance sheet, after removing the impact of the divestiture activities.  While continued divestiture activity and significant deleveraging of Capitol’s operations, coupled with measures designed to enhance liquidity levels, has contributed to the reduction in core operating revenues, ongoing corporate management of asset mix and funding sources has helped mitigate these declines.  The provision for loan losses of approximately $37.2 million for the first nine months of 2011 was a significant decrease from the $129.2 million reported for the comparable 2010 period.  When factoring in the first quarter’s modest profit, driven by the aforementioned gain on the exchange of trust preferred securities, the Corporation reported a net loss of approximately $38.9 million for the first nine months of 2011, a notable improvement from the approximate $141.1 million loss reported in 2010’s comparable period.  On a per share basis, the net loss for the first nine months of 2011 was $1.02, a dramatic improvement versus the $7.12 reported for the corresponding period in 2010, tempered by a significantly expanded share count attributable to the aforementioned trust preferred exchange.

Balance Sheet
Divestiture efforts and ongoing balance-sheet deleveraging are focused on strengthening consolidated capital ratios, although the Corporation continues to be classified as “undercapitalized.”  The challenges, and multiple efforts to address this capital-restoration priority, remain ongoing.  As of September 30, 2011, Capitol has a $205.5 million valuation allowance related to deferred tax assets, which may be released upon a sustained return to profitability.  In July, Capitol announced that it had adopted a Tax Benefits Preservation Plan designed to preserve substantial tax assets.  This plan is similar to tax benefit preservation plans adopted by other public companies with significant tax attributes.  The purpose of such a plan is to protect Capitol’s ability to carry forward its net operating losses and certain other tax attributes for utilization in certain circumstances to offset future taxable income and reduce its federal income tax liability.

Net loan charge-offs of 5.61 percent of average loans (annualized) for the third quarter of 2011 represented a decrease from the 6.31 percent in the corresponding period of 2010 and an increase from 3.32 percent on a linked-quarter basis.  The ratio of nonperforming loans to total portfolio loans was 13.73 percent at September 30, 2011, still significantly elevated from the 10.46 percent at September 30, 2010 and the approximate 12 percent level at year-end 2010.  Despite the increase in these ratios, due to the significant deleveraging of the consolidated balance sheet that has occurred over the past two years the Corporation experienced declines in both the percentage and aggregate levels of nonperforming loans (a decrease of 7.4 percent from June 30, 2011, or approximately $19.8 million, and 17 percent, or more than $49 million from year-end), after removing the impact of the bank divestitures.

The ratio of total nonperforming assets to total assets increased to 14.23 percent at September 30, 2011 from 12.65 percent reported at June 30, 2011 and 10.62 percent at September 30, 2010.  The continuing increase in the nonperforming assets ratio is attributable to borrower stress and delinquency, coupled with limited outlets for the sale of real estate, especially in the Arizona, Michigan and Nevada markets, hindering the disposition of such assets.  While recent activity reflected some encouragement in the trend of a declining level of nonperforming loans in the Arizona Region (a $2.7 million decline from year-end), the Great Lakes Region (a $27.3 million decline from year-end) and the Nevada Region (a $12.3 million decline from year-end) excluding divested banks, all three regions continue to reflect materially elevated levels of nonperforming assets.  The consolidated coverage ratio of the allowance for loan losses in relation to nonperforming loans was 41.7 percent at September 30, 2011, fairly consistent with levels reported in recent quarters.  The allowance for loan losses as a percentage of portfolio loans increased materially, from 4.94 percent at September 30, 2010 to 5.72 percent at September 30, 2011, and up modestly from the relative 5.6 percent level recorded in recent quarters, reflecting additional provision for loan losses that was recommended by regulatory agencies.

Comprehensive Capital Strategy
In December 2010, Capitol announced a comprehensive capital strategy focused on the enhancement of the Corporation’s capital levels.  Those initiatives are designed to augment existing strategic efforts focused on affiliate divestitures, operational cost savings, balance-sheet deleveraging and liquidity.  The Corporation successfully completed the first of these capital initiatives, an offer to exchange outstanding trust preferred securities for previously-unissued shares of its common stock.  On January 31, 2011, those exchanges resulted in an additional $19.5 million of equity for Capitol, the issuance of approximately 19.5 million previously-unissued shares of its common stock and the elimination of approximately $2.4 million of annual interest expense in future periods.  Additional prospective debt-for-equity exchanges are being assessed, as well as potential external capital sources that the Corporation continues to pursue.  Given Capitol’s current negative equity levels, the inability to successfully access these potential new capital resources could threaten the Corporation’s ability to continue as a going concern.

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  During the third quarter, the divestitures of California-based Sunrise Bank and Washington-based Bank of the Northwest were completed, and a modest branch sale at one of its Arizona-based affiliates was also consummated.  After the close of the third quarter, Capitol also announced the completion of the sale of California-based Bank of Feather River, Indiana-based Evansville Commerce Bank and Texas-based Bank of Las Colinas.  These three recent transactions involved approximately $152 million of assets and the reallocation of nearly $10 million of capital for reinvestment in Capitol’s remaining bank affiliates.

Capitol has also entered into agreements to sell its interests in five additional affiliates in various regions of the country.  Those transactions, pending regulatory approvals (and other contingencies), represent nearly $293 million of assets and the opportunity to reallocate more than $10 million of capital to other banks within the Capitol Bancorp network.  The five pending divestitures are anticipated to be completed in 2011.

During 2010, regional charter consolidations were completed in California, Georgia, Indiana, Michigan, Nevada and Washington, following 2009 charter consolidations in Arizona and Michigan.  To date, the regional consolidation effort has resulted in the consolidation of 27 charters into seven geographically-concentrated banks, with additional potential charter consolidations being assessed.  Affiliate divestiture activity has resulted in Capitol exiting the states of California, Illinois, Nebraska, New York, Texas and Washington.

About Capitol Bancorp Limited
Capitol Bancorp Limited is a community banking company, with a national network of separately chartered banks with operations in 11 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2011	2010		2011	2010

Condensed consolidated results of operations:
Interest income	$26,003	$32,382		$82,179	$101,456
Interest expense	8,970	14,011		28,833	45,534
Net interest income	17,033	18,371		53,346	55,922
Provision for loan losses	17,482	42,297		37,188	129,237
Noninterest income	4,941	5,772		31,415	15,900
Noninterest expense	30,524	43,529		100,436	126,639
Loss from continuing operations before income
taxes	(26,032)	(61,683)		(52,863)	(184,054)
Income from discontinued operations	573	4,123		4,618	14,719

Net loss attributable to Capitol Bancorp Limited	$(22,762)	$(52,166)		$(38,911)	$(141,051)

Net loss attributable to Capitol Bancorp Limited per
common share	$(0.55)	$(2.45)		$(1.02)	$(7.12)
Book value (deficit) per common share at end of period	(2.46)	1.43		(2.46)	1.43
Common stock closing price at end of period	$0.08	$1.13		$0.08	$1.13
Common shares outstanding at end of period	41,045,000	21,623,000		41,045,000	21,623,000
Number of common shares used to compute net loss
per share:
Basic	41,018,000	21,300,000		38,075,000	19,810,000
Diluted	41,018,000	21,300,000		38,075,000	19,810,000

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
	2011	2011	2011	2010	2010(2)
Condensed summary of consolidated financial position:
Total assets	$2,468,957	$2,945,859	$3,196,962	$3,540,214	$4,225,863
Portfolio loans(1)	1,798,000	1,920,758	2,039,650	2,125,263	2,257,171
Deposits(1)	2,153,591	2,252,465	2,348,548	2,418,032	2,661,656
Capitol Bancorp Limited stockholders' equity (deficit)	(95,831)	(72,421)	(56,425)	(61,854)	35,967
Total capital	$55,622	$90,157	$110,090	$128,905	$233,509

Key performance ratios:
Net interest margin	2.97%	2.99%	3.15%	2.94%	3.01%
Efficiency ratio	138.91%	139.60%	87.58%	320.34%	135.55%

Asset quality ratios:
Allowance for loan losses / portfolio loans	5.72%	5.60%	5.58%	5.52%	4.94%
Total nonperforming loans / portfolio loans	13.73%	13.23%	11.86%	11.90%	10.46%
Total nonperforming assets / total assets	14.23%	12.65%	12.58%	12.03%	10.62%
Net charge-offs (annualized) / average portfolio loans	5.61%	3.32%	3.78%	4.05%	4.89%
Allowance for loan losses / nonperforming loans	41.70%	42.29%	47.02%	46.38%	47.18%

Capital ratios:
Capitol Bancorp Limited stockholders' equity (deficit) / total assets	(3.88)%	(2.46)%	(1.76)%	(1.75)%	0.85%
Total equity / total assets	(3.79)%	(2.00)%	(1.22)%	(1.09)%	1.56%

(1) Excludes amounts related to operations discontinued in 2010 and 2011 for dates prior to September 30, 2011.
(2) Restated to reflect additional provision for loan losses of $11.7 million resulting from Michigan Commerce Bank's amended regulatory financial report as of and for the period ended September 30, 2010 filed in February 2011.
Michigan Commerce Bank is a significant subsidiary of Capitol Bancorp Ltd.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's consolidated results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
INTEREST INCOME:
Portfolio loans (including fees)	$25,551	$31,770	$80,878	$99,613
Loans held for sale	16	56	51	153
Taxable investment securities	80	53	172	302
Federal funds sold	2	1	6	8
Other	354	502	1,072	1,380
Total interest income	26,003	32,382	82,179	101,456

INTEREST EXPENSE:
Deposits	5,886	10,092	19,568	33,224
Debt obligations and other	3,084	3,919	9,265	12,310
Total interest expense	8,970	14,011	28,833	45,534

Net interest income	17,033	18,371	53,346	55,922

PROVISION FOR LOAN LOSSES	17,482	42,297	37,188	129,237
Net interest income (deficiency) after
provision for loan losses	(449)	(23,926)	16,158	(73,315)

NONINTEREST INCOME:
Service charges on deposit accounts	845	839	2,448	2,571
Trust and wealth-management revenue	784	960	2,545	3,282
Fees from origination of non-portfolio residential
mortgage loans	285	480	703	1,151
Gain on sale of government-guaranteed loans	381	409	1,424	616
Gain on debt extinguishment	--	--	16,861	1,255
Realized gain (loss) on sale of investment securities
available for sale	--	(4)	--	10
Other	2,646	3,088	7,434	7,015
Total noninterest income	4,941	5,772	31,415	15,900

NONINTEREST EXPENSE:
Salaries and employee benefits	12,433	14,799	38,791	45,704
Occupancy	1,738	2,981	7,583	9,262
Equipment rent, depreciation and maintenance	1,886	1,941	5,890	6,703
Costs associated with foreclosed properties and other
real estate owned	6,986	14,177	23,774	34,266
FDIC insurance premiums and other regulatory fees	2,124	3,073	7,569	10,316
Other	5,357	6,558	16,829	20,388
Total noninterest expense	30,524	43,529	100,436	126,639

Loss before income tax benefit	(26,032)	(61,683)	(52,863)	(184,054)

Income tax benefit	(691)	(316)	(3,197)	(6,232)

Loss from continuing operations	(25,341)	(61,367)	(49,666)	(177,822)

Discontinued operations:
Income from operations of bank subsidiaries sold	635	2,491	1,786	8,473
Gain (loss) on sale of bank subsidiaries	(56)	3,296	4,496	13,379
Less income tax expense	6	1,664	1,664	7,133
Income from discontinued operations	573	4,123	4,618	14,719

NET LOSS	(24,768)	(57,244)	(45,048)	(163,103)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	2,006	5,078	6,137	22,052

NET LOSS ATTRIBUTABLE TO CAPITOL
BANCORP LIMITED	$(22,762)	$(52,166)	$(38,911)	$(141,051)

NET LOSS PER COMMON SHARE ATTRIBUTABLE
TO CAPITOL BANCORP LIMITED
(basic and diluted)	$(0.55)	$(2.45)	$(1.02)	$(7.12)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	(Unaudited)
	September 30,	December 31,
	2011	2010
ASSETS

Cash and due from banks	$52,222	$44,135
Money market and interest-bearing deposits	371,647	395,655
Federal funds sold	--	50
Cash and cash equivalents	423,869	439,840
Loans held for sale	1,745	5,587
Investment securities:
Available for sale, carried at fair value	24,690	15,489
Held for long-term investment, carried at
amortized cost which approximates fair value	2,012	2,893
Total investment securities	26,702	18,382
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	14,266	15,494
Portfolio loans:
Loans secured by real estate:
Commercial	1,046,009	1,189,110
Residential (including multi-family)	380,893	441,629
Construction, land development and other land	142,256	184,823
Total loans secured by real estate	1,569,158	1,815,562
Commercial and other business-purpose loans	211,191	285,916
Consumer	14,796	18,559
Other	2,855	5,226
Total portfolio loans	1,798,000	2,125,263
Less allowance for loan losses	(102,917)	(130,851)
Net portfolio loans	1,695,083	1,994,412
Premises and equipment	28,856	32,158
Accrued interest income	5,638	6,880
Other real estate owned	104,169	101,497
Other assets	16,442	13,853
Assets of discontinued operations	152,187	912,111

TOTAL ASSETS	$2,468,957	$3,540,214

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$370,715	$375,076
Interest-bearing	1,782,876	2,042,956
Total deposits	2,153,591	2,418,032
Debt obligations:
Notes payable and short-term borrowings	71,909	111,699
Subordinated debentures	149,131	167,586
Total debt obligations	221,040	279,285
Accrued interest on deposits and other liabilities	52,497	49,737
Liabilities of discontinued operations	135,338	831,841
Total liabilities	2,562,466	3,578,895

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding	5,098	5,098
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 1,500,000,000 shares authorized;
issued and outstanding: 2011 - 41,045,267 shares
2010 - 21,614,856 shares	292,175	287,190
Retained-earnings deficit	(392,644)	(353,757)
Undistributed common stock held by employee-benefit trust	(541)	(541)
Fair value adjustment (net of tax effect) for investment securities
available for sale (accumulated other comprehensive income)	81	156
Total Capitol Bancorp Limited stockholders' equity deficit	(95,831)	(61,854)
Noncontrolling interests in consolidated subsidiaries	2,322	23,173
Total equity deficit	(93,509)	(38,681)

TOTAL LIABILITIES AND EQUITY	$2,468,957	$3,540,214

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2011	2010(1)	2011	2010(1)

Allowance for loan losses at beginning of period	$111,636	$131,502	$130,851	$115,178

Allowance for loan losses of previously-discontinued bank subsidiary	--	--	2,380	--

Loans charged-off:
Loans secured by real estate:
Commercial	(11,297)	(20,035)	(26,686)	(45,812)
Residential (including multi-family)	(6,376)	(8,866)	(16,933)	(26,799)
Construction, land development and other land	(5,790)	(5,456)	(18,962)	(26,267)
Total loans secured by real estate	(23,463)	(34,357)	(62,581)	(98,878)
Commercial and other business-purpose loans	(5,556)	(5,600)	(17,107)	(17,751)
Consumer	(137)	(791)	(729)	(1,194)
Other	--	--	--	(1)
Total charge-offs	(29,156)	(40,748)	(80,417)	(117,824)
Recoveries:
Loans secured by real estate:
Commercial	989	736	3,142	1,475
Residential (including multi-family)	537	1,039	2,493	1,660
Construction, land development and other land	361	1,637	4,091	5,066
Total loans secured by real estate	1,887	3,412	9,726	8,201
Commercial and other business-purpose loans	1,003	436	3,029	2,041
Consumer	63	24	156	90
Other	2	--	4	--
Total recoveries	2,955	3,872	12,915	10,332
Net charge-offs	(26,201)	(36,876)	(67,502)	(107,492)
Additions to allowance charged to expense (provision for loan losses)	17,482	42,297	37,188	129,237

Allowance for loan losses at end of period	$102,917	$136,923	$102,917	$136,923

Average total portfolio loans for the period	$1,868,272	$2,338,435	$1,988,397	$2,420,289

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	5.61%	6.31%	4.53%	5.92%

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	September 30, 2011	June 30, 2011(1)	March 31, 2011(1)	December 31, 2010(1)

Nonaccrual loans:
Loans secured by real estate:
Commercial	$134,363	$143,076	$141,368	$148,371
Residential (including multi-family)	50,327	51,860	51,027	57,899
Construction, land development and other land	38,129	47,077	45,440	51,621
Total loans secured by real estate	222,819	242,013	237,835	257,891
Commercial and other business-purpose loans	18,654	22,883	29,059	29,260
Consumer	323	138	528	162
Other	3	--	--	--
Total nonaccrual loans	241,799	265,034	267,422	287,313

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	2,365	995	4,808	2,875
Residential (including multi-family)	1,245	106	688	1,484
Construction, land development and other land	689	--	2,374	2,380
Total loans secured by real estate	4,299	1,101	7,870	6,739
Commercial and other business-purpose loans	638	417	410	2,073
Consumer	67	78	19	38
Total past due loans	5,004	1,596	8,299	8,850

Total nonperforming loans	$246,803	$266,630	$275,721	$296,163

Real estate owned and other repossessed assets	104,591	102,819	105,247	101,757

Total nonperforming assets	$351,394	$369,449	$380,968	$397,920

(1)	For comparative purposes, original balances as previously reported have been adjusted to exclude amounts related to discontinued operations.

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2011	2010	2011	2010

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(22,762)	$(52,166)	$(38,911)	$(141,051)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic and diluted net loss per share)	41,018	21,300	38,075	19,810

Number of antidilutive stock options excluded from diluted net loss per share computation	1,573	1,922	1,573	1,922

Number of antidilutive unvested restricted shares excluded from basic and diluted net loss per share computation	26	318	26	318

Number of antidilutive warrants excluded from diluted net loss per share computation	1,326	1,326	1,326	1,326

AVERAGE BALANCES (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2011	2010	2011	2010

Portfolio loans(1)	$1,868,272	$2,338,435	$1,988,397	$2,420,289
Earning assets(1)	2,295,194	2,923,478	2,404,891	2,999,946
Total assets	2,638,333	4,524,205	2,990,589	4,829,078
Deposits(1)	2,211,561	2,771,847	2,298,747	2,827,854
Capitol Bancorp Limited stockholders' equity (deficit)	(81,117)	72,792	(66,783)	112,103

(1)	Excludes amounts related to operations discontinued in 2010 and 2011 for dates prior to September 30, 2011.

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Central Arizona Bank	Casa Grande, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

Colorado Region:
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
High Desert Bank	Bend, Oregon

Southeast Region:
First Carolina State Bank	Rocky Mount, North Carolina
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia